Exhibit (h)(7)

FOURTH AMENDMENT TO

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment (“Amendment”) is dated the 27 day of November, 2023, by and between DBX ETF TRUST (the “Trust”) (on behalf of each “Fund” listed on Exhibit A to the Agreement) and THE BANK OF NEW YORK MELLON (“BNY Mellon”). This Amendment is effective as of November 27, 2023 (the “Effective Date”).

BACKGROUND:

A.	BNY Mellon and the Trust entered into a Fund Administration and Accounting Agreement dated as of January 31, 2011, as amended to date (the “Agreement”), relating to BNY Mellon’s provision of services to the Trust and the Funds.

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.

A new Section 24(h) is hereby added to the Agreement as follows:

“BNY Mellon, in the course of providing certain additional services requested by the Trust, including but not limited to Reporting Modernization Services and Typesetting services (“Vendor Eligible Services”) as further described in Schedules I, II, and III, may in its sole discretion, enter into an agreement or agreements with a financial printer or electronic services provider (“Vendor”) to provide BNY Mellon with the ability to generate certain reports or provide certain functionality. BNY Mellon shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY Mellon and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor or to reasonably monitor the provision of the Vendor Eligible Services to the Trust. Upon request, BNY Mellon will disclose the identity of the Vendor and the status of the contractual relationship, and the Trusts are free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services. As compensation for the Vendor Eligible Services rendered by BNY Mellon pursuant to this Agreement, the Trusts will pay to BNY Mellon such fees as may be agreed to in writing by the Trusts and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Vendor as compensation for the additional services provided by BNY Mellon in the course of making the Vendor Eligible Services available to the Trusts.”

2.	Section 2 of Schedule III is hereby deleted in its entirety and replaced with the following: “Reserved.”

3.

Schedule I Administrative Services is hereby amended by adding a new Section 16, providing the following:

“16. Typesetting Services:

•         Create financial compositions for the applicable financial report and related EDGAR files (For NPORT Part F);

•         Maintain country codes, industry class codes, security class codes and state codes;

•         Map individual general ledger accounts into master accounts to be displayed in the applicable financial reports;

•         Create components that will specify the proper grouping and sorting for display of portfolio information;

•         Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY Mellon will enter);

•         Process, convert, and load security and general ledger data;

•         Include data in financial reports provided from external parties to BNY Mellon which, includes but is not limited to: Shareholder letters; Management Discussion and Analysis commentary; Notes on performance; Notes to financials; report of independent auditors; Fund management listing; and, Service providers’ listing and fund spectrums;

•         Document publishing, including the output of print-ready PDF files and EDGAR html files (For NPORT Part F) (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY Mellon and the Trusts, BNY Mellon will use the same layout for production data for every successive period);

•         Generate financial reports using the Vendor’s capabilities which include the following:

o   Front/back cover;

o   Table of contents;

o   Shareholder letter;

o   Management Discussion and Analysis commentary;

o   Sector weighting graphs/tables;

o   Disclosure of expenses;

o   Schedules of investments;

o   Statement of net assets;

o   Statements of assets and liabilities;

o   Statements of operations;

o   Statements of changes;

o   Statements of cash flows;

o   Financial highlights;

o   Notes to financial statements;

o   Report of independent registered public accounting firm;

o   Tax information; and,

o   Additional fund information as mutually agreed upon in writing between BNY Mellon and the Trusts.

•         Unless mutually agreed upon in writing between BNY Mellon and the Trusts, BNY Mellon will use the same layout and format for every successive reporting period for the typeset reports. At the request of the Trusts and upon the mutual written agreement of BNY Mellon and the Trusts as to the scope of any changes and additional compensation of BNY Mellon, BNY Mellon will, or will cause the Vendor, the change the format or layout of reports from time to time.

4.

Miscellaneous.

(a)               Capitalized terms not defined in this Amendment shall have the same meanings as set forth in the Agreement. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

(b)               As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)               The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(d)               This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)               This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

DBX ETF TRUST, on behalf of the Trust and
each Fund identified on Exhibit A to the
Agreement

By:        /s/John Millette

Name:   John Millette

Title:     Secretary

THE BANK OF NEW YORK MELLON

By:       /s/Jennifer Muzerall

Name:  Jennifer Muzerall

Title:     Director, Relationship Manager